Exhibit (a)(1)(iv)
Form of Letter from the Company to Unitholders
in Connection with the Company’s Acceptance of Units
NORTH HAVEN PRIVATE INCOME FUND LLC
1585 Broadway
New York, NY 10036
[DATE]
[UNITHOLDER NAME/ADDRESS]
Dear Unitholder:
This letter serves to inform you that North Haven Private Income Fund LLC (the “Company”) has received and accepted for purchase your tender of Units in the Company as set forth below:
Accepted Class S Units	[ ]
Offer to Purchase dated	August 11, 2022
Valuation Date	September 30, 2022
In accordance with the terms of the tender offer, a non-interest bearing, non-transferable promissory note (the “Note”), will be issued in respect of the purchase of your Units and will be held on your behalf by State Street Bank and Trust Company, the Company’s transfer agent (“Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the Units accepted for purchase as of September 30, 2022.
If you have any questions, please contact the Company at nhpif@seic.com or the Company’s Transfer Agent at State Street Bank and Trust Company, Attention: North Haven Private Income Fund, 1 Heritage Drive, Mailstop OHD0100, North Quincy, MA 02171, Phone: 877-463-2189 Fax: 617-937-3051.
Sincerely,
North Haven Private Income Fund LLC